                                                                    EXHIBIT 99.4

                     EASTERN ENVIRONMENTAL SERVICES, INC.
                        1000 CRAWFORD PLACE, SUITE 400
                         MT. LAUREL, NEW JERSEY 08054

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 5, 1998

To the Stockholders of
EASTERN ENVIRONMENTAL SERVICES, INC.:

  NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Eastern Environmental Services, Inc., a Delaware corporation ("Eastern"), will be held on Thursday, November 5, 1998, at the Radisson Hotel Mt. Laurel, 915 Route 73N, Mt. Laurel, New Jersey 08054 commencing at 10:00 a.m., local time, for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 16, 1998, among Waste Management, Inc., a Delaware corporation ("Waste Management"), Ocho Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Waste Management ("Ocho Acquisition"), and Eastern, pursuant to which, among other things (a) Ocho Acquisition will be merged with and into Eastern, which will be the surviving corporation, and Eastern will become a wholly owned subsidiary of Waste Management and (b) each outstanding share of common stock of Eastern will be converted into the right to receive 0.6406 of a share of common stock of Waste Management.

  2. To transact such other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

  A copy of the merger agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus.

  Stockholders of record at the close of business on September 25, 1998 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. A complete list of stockholders entitled to vote at the special meeting will be available for inspection by any stockholder for any purpose germane to the special meeting for 10 days prior to the special meeting during ordinary business hours at Eastern's headquarters located at 1000 Crawford Place, Suite 400, Mt. Laurel, New Jersey 08054.

  All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

                                 By Order of the Board of Directors,

                                 /s/ Robert M. Kramer
                                 Robert M. Kramer
                                 Secretary

Mt. Laurel, New Jersey
[Date]

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.